UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SYNNEX Corporation

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

March 5, 2013

Dear Stockholder:

We are writing to ask you to support the Board of Directors’ recommendations at the SYNNEX Annual Meeting of Stockholders to be held on March 19, 2013 and vote FOR each director nominee, including director Hau Lee, and FOR approval of the SYNNEX 2013 Stock Incentive Plan, as amended by the Board of Directors.

The proxy advisory firm Institutional Shareholder Services Inc. (ISS) has recommended that SYNNEX stockholders withhold votes from director nominee Hau Lee for failure to provide sufficient disclosure regarding his attendance at last fiscal year’s Board of Directors and committee meetings, and has also recommended that SYNNEX stockholders vote against the approval of the SYNNEX 2013 Stock Incentive Plan because it allows the Board of Directors to cancel stock options and stock appreciation rights in exchange for cash without prior stockholder approval.

We would like to provide you with additional information on these proposals to encourage your support of both.

Director Nominee Hau Lee

ISS recommended that stockholders withhold votes from Dr. Lee for failure by SYNNEX to state whether Dr. Lee attended at least 75% of the aggregate of his Board of Directors and committee meetings during his period of service. We would like to clarify that Dr. Lee did attend at least 75% of the aggregate Board and committee meetings for which he was a member in fiscal year 2012 during his period of service. With this additional disclosure, we encourage you to vote FOR the election of Dr. Lee.

SYNNEX 2013 Stock Incentive Plan

ISS also recommended that SYNNEX stockholders vote against adoption of the SYNNEX 2013 Stock Incentive Plan (the “Plan”) because it allows the Board of Directors to cancel stock options and stock appreciation rights in exchange for cash without prior stockholder approval. On March 4, 2013, the Board of Directors approved an amendment to the Plan to clarify that neither the Board of Directors nor any committee thereof, except in the event of a corporate merger or other reorganization, shall have the authority to cancel underwater stock options or stock appreciation rights in exchange for cash without prior stockholder approval. All statements herein are intended only to summarize such amendment and are qualified in their entirety by reference to Amendment No. 1 to SYNNEX Corporation 2013 Stock Incentive Plan, which is set forth on Appendix A. With this additional disclosure, we encourage you to vote FOR approval of the Plan, as amended.

Conclusion

In closing, we believe we have addressed the concerns of ISS regarding the election of Dr. Lee as a director and the approval of the Plan, as amended. As such, the Board of Directors recommends that you vote FOR the election of Dr. Lee as a director and FOR approval of the Plan, as amended, as well as the other items on the agenda.

The Board of Directors and management look forward to seeing you at the SYNNEX Annual Meeting of Stockholders.

Sincerely,

/s/ Simon Y. Leung Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary

Appendix A

AMENDMENT NO. 1 TO

SYNNEX CORPORATION

2013 STOCK INCENTIVE PLAN

In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective upon approval by the stockholders at the annual meeting on March 19, 2013:

Section 3(e) of the Plan is hereby amended and restated in its entirety as follows:

“(e) Cancellation and Re-Grant of Stock Awards. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price that is less than the exercise price of such cancelled Options or SARs, or (iii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for cash, another Award or other securities, in each case unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 11.”

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 4th day of March, 2013.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Title:	General Counsel and Corporate Secretary